Exhibit 10.9

DEED OF INDEMNITY FOR LOST SHARE CERTIFICATE(S)

To:	The Directors Vaccitech Limited (the "Company") The Schrodinger Building 2nd Floor

Heatley Road

Oxford Science Park

Oxford, Oxfordshire

England, OX4 4GE

                         2021

Dear Sirs

Indemnity for Lost Share Certificate(s)

1.	I/We confirm that:

a.	the original certificate(s) of title relating to the shares listed below (the "Shares") are not in my/our possession;

b.	neither the Shares, nor the certificate(s) of title to them, have been transferred, charged, lent or deposited or dealt with in any manner that would affect my/our title to the Shares; and

c.	I/we am/are the person[s] entitled to be on the register of the Company in respect of such Shares.

2.	I/We request you to register the transfer of the Shares in accordance with the accompanying stock transfer form without the production of the original certificates for such Shares, and, subject to stamping (if any) of the relevant stock transfer form, to enter the name of the transferee in the register of members as the legal owner of the Shares.

3.	I/We agree to indemnify the Company and its directors and officers (each of whom may enforce this indemnity pursuant to the Contract (Rights of Third Parties) Act 1999) from and against all actions, proceedings, claims (including stamp duty, but for the avoidance of doubt, not stamp duty arising as a result of the acquisition of the Shares by Vaccitech Rx Limited (company number 13282620) on or around the date of this indemnity) and demands which may be brought against the Company and its directors and officers and all losses, charges, costs, damages, liabilities and expenses which the Company and its directors and officers may incur as a result of permitting any transfer of all or part of the Shares without the production of the original certificate(s).

4.	I/We undertake to return the original certificate(s) to the Company for cancellation if I/we find them or they are otherwise delivered to me/us. This indemnity will continue in force even if the original certificate(s) are returned to you.

This indemnity applies although the number and date of the original certificate(s) are not known.

This indemnity and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws of England. The courts of England shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this indemnity or its subject matter or formation.

This indemnity has been entered into as a deed on the date stated at the beginning of it.

Amount and Class of Shares	In favour of
[AMOUNT AND CLASS OF SHARES]	Vaccitech Rx Limited (company number 13282620)

IN WITNESS whereof this deed has been duly executed and delivered as a deed on the date and year first above written.

EXECUTED as a DEED by [NAME] in the presence of:	)
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Witness:	Signature:
Name:
Address:
Occupation: